Exhibit 4.2

TREEHOUSE FOODS, INC., as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

4.000% SENIOR NOTES DUE 2028

TWELFTH SUPPLEMENTAL INDENTURE DATED AS OF

September 9, 2020

TO THE INDENTURE DATED AS OF

March 2, 2010

i

SECTION 4.12	Liens	65
SECTION 4.13	Offer to Repurchase upon Change of Control	66
SECTION 4.14	Corporate Existence	67
SECTION 4.15	Additional Subsidiary Guarantees	67
SECTION 4.16	Compliance Certificate	68
SECTION 4.17	Covenant Suspension	68
SECTION 4.18	Financial Calculations for Limited Condition Transactions	69

ARTICLE 5

SUCCESSORS

SECTION 5.01	Merger, Consolidation or Sale of Assets	71
SECTION 5.02	Successor Corporation Substituted	73

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01	Events of Default and Remedies	73

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 7.01	Option to Effect Legal Defeasance or Covenant Defeasance	76
SECTION 7.02	Legal Defeasance and Discharge	76
SECTION 7.03	Covenant Defeasance	76
SECTION 7.04	Conditions to Legal or Covenant Defeasance	77
SECTION 7.05	Deposited Money and Governmental Securities to Be Held in Trust; Other Miscellaneous Provisions	78
SECTION 7.06	Reinstatement	79

ARTICLE 8

SATISFACTION AND DISCHARGE

SECTION 8.01	Satisfaction and Discharge of Indenture	79

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01	Without Consent of Holders of Notes	80
SECTION 9.02	With Consent of Holders of Notes	81

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notation of Subsidiary Guarantee
Exhibit C	Form of Supplemental Indenture

TREEHOUSE FOODS, INC.

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939

AND TWELFTH SUPPLEMENTAL INDENTURE DATED AS OF SEPTEMBER 9, 2020

Section of Trust Indenture Act of 1939		Section(s) of Fourth Supplemental Indenture
§ 310	(a)(1)	N.A.
	(a)(2)	N.A.
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	N.A.
§ 311	(a)	N.A.
	(b)	N.A.
§ 312	(a)	N.A.
	(b)	11.03
	(c)	11.03
§ 313	(a)	N.A.
	(b)(1)	N.A.
	(b)(2)	N.A.
	(c)	11.02
	(d)	N.A.
§ 314	(a)	4.03
	(b)	N.A.
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.05
§ 315	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
	(d)	N.A.
	(e)	N.A.
§ 316	(a)(1)(A)	N.A.
	(a)(1)(B)	N.A.
	(a)(2)	N.A.
	(a) (last sentence)	N.A.
	(b)	N A
	(c)	N.A.
§ 317	(a)(1)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
§ 318	(a)	11.01
	(b)	N.A.
	(c)	N.A.

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

This TWELFTH SUPPLEMENTAL INDENTURE, dated as of September 9, 2020 (this “Supplemental Indenture”), is by and among TreeHouse Foods, Inc., a Delaware corporation (such corporation and any successor as defined in the Base Indenture and herein, the “Company”), the Guarantors (as defined below) and Wells Fargo Bank, National Association, a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company and certain of the Guarantors have previously executed and delivered an indenture, dated as of March 2, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities;

WHEREAS, Section 901 of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture;

WHEREAS, the Company and the Guarantors are entering into this Supplemental Indenture to establish the form and terms of the Company’s 4.000% Senior Notes due 2028 (the “Notes,” which defined term shall include the Initial Notes and any Additional Notes) and related Subsidiary Guarantees;

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this Supplemental Indenture, is herein called this “Indenture”; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01    Establishment.

(a)    There is hereby established a new series of Securities to be issued under this Supplemental Indenture, to be designated as the Company’s “4.000% Senior Notes due 2028”.

(b)    There are to be authenticated and delivered on the date hereof $500,000,000 aggregate principal amount of the Notes. Additional Notes may be issued under this Supplemental Indenture after the date hereof in accordance with Section 2.03.

(c)    The Notes shall be issued substantially in the form of Exhibit A hereto.

(d)    Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e)    With respect to the Notes (and any Subsidiary Guarantees endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Sections 201, 301 and 901 thereof to establish the terms of the Notes (and any Subsidiary Guarantees endorsed thereon) as set forth in this Supplemental Indenture, including as follows:

(i)    the form and terms of the securities representing the Notes required to be established pursuant to Article TWO of the Base Indenture shall be established in accordance with Article 2 of this Supplemental Indenture;

(ii)    the provisions of Article FOUR of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 hereof;

(iii)    the provisions of Article EIGHT of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 hereof;

(iv)    the provisions of Article TWELVE of the Base Indenture shall not be applicable to the Notes;

(v)    the provisions of Article THIRTEEN of the Base Indenture shall be applicable to the Notes as specified in Section 10.01 hereof;

(vi)    the provisions of Article FIFTEEN of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 7 hereof;

(vii)    the provisions of Section 704 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.03 hereof;

(viii)    the provisions of Section 901 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 9.01 hereof;

(ix)    the provisions of Section 902 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 9.02 hereof; and

(x)    that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes, subject to Applicable Procedures, and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its judgment), to the Company or the Paying Agent.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) and (ix) immediately above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling solely with respect to the Notes (and any Subsidiary Guarantees endorsed thereon).

(f)    Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 1.02    Certain Definitions.

(a)    All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

(b)    Set forth below are certain defined terms used in this Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this Supplemental Indenture shall govern solely with respect to the Notes (and any Subsidiary Guarantee endorsed thereon).

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 4.000% Senior Notes due 2028 issued from time to time after the Issue Date under the terms of this Supplemental Indenture (other than pursuant to Sections 304, 305 or 306 of the Base Indenture or Section 3.04(d) of this Supplemental Indenture); provided that, if any such Additional Notes are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number, but shall otherwise be treated as a single series with all other Notes issued under this Supplemental Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the Redemption Price of such Note at September 1, 2023 (such Redemption Price being set forth in the table in Section 3.02) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such Redemption Date) through September 1, 2023, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any tender, payment, transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear Bank S.A./N.V, as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream”) that apply to such tender, payment, transfer, redemption or exchange.

“Asset Sale” means:

(1)    the sale, lease, conveyance or other disposition of any assets or rights, including by means of a Sale and Leaseback Transaction, but other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.13 and/or Article 5 and not by the provisions of Section 4.10; and

(2)    the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 4.09 or directors qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)    any single transaction or series of related transactions that: (a) involves assets having an aggregate fair market value of less than the greater of (i) $65.0 million or (ii) 1.25% of Consolidated Total Assets; or (b) results in aggregate net proceeds to the Company and its Subsidiaries of less than $65.0 million;

(2)    a transfer of assets by or among the Company and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries (provided that if the issuer is a Wholly Owned Restricted Subsidiary, such issuance shall be made to the Company or a Wholly Owned Restricted Subsidiary);

(4)    any Permitted Investment or any Restricted Payment that is permitted by Section 4.07;

(5)    a disposition of products, services, equipment or inventory in the ordinary course of business or a disposition of obsolete, worn-out, damaged or uneconomical assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(6)    the grant of Liens (or foreclosure thereon, or the enforcement with respect thereto, including by deed or assignment in lieu of foreclosure) permitted by Section 4.12;

(7)    the sale or transfer of Receivables Program Assets or rights therein in connection with a Qualified Receivables Transaction;

(8)    the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(9)    the sale or other disposition of cash or Cash Equivalents;

(10)    grants of licenses or sublicenses of intellectual property of the Company or any of its Restricted Subsidiaries to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries;

(11)    any exchange pursuant to Section 1031 of the Code of like property that are used or useful in a Related Business;

(12)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(13)    the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or any of its Restricted Subsidiaries are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(14)    the unwinding of any Hedging Obligation pursuant to its terms;

(15)    sales of accounts receivable that the Company determines are no longer collectible in the ordinary course of business;

(16)    the Company and any Subsidiary may (i) convert any intercompany Indebtedness to Equity Interests and (ii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing to the Company or any Restricted Subsidiary;

(17)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by customary buy/sell arrangements between the joint venture parties as set forth in joint venture agreements; and

(18)    any liquidation or dissolution of a Restricted Subsidiary; provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets.

“Attributable Indebtedness” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total Obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act).

“Board of Directors” means:

(1)    with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members or managers thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Trustee or banking institutions in New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(a)    marketable direct Obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b)    certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(c)    commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(d)    repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days, with respect to securities of the type described in clause (a) of this definition;

(e)    securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; or

(f)    money market mutual or similar funds that invest at least 95% of their assets in securities satisfying the requirements of clauses (a) through (e) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(2)    the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)    the Company consolidates or merges with or into another Person, other than a merger or consolidation of the Company in which the holders of the Voting Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Voting Stock of the surviving corporation immediately after such consolidation or merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)    increased (without duplication) by the following:

(a)    provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including (x) fees paid to lenders in connection with Indebtedness, (y) payments made in respect of Hedging Obligations entered into for the purpose of hedging interest rate risk and (z) costs of surety bonds in connection with financing activities) and any amortization or write-off of debt discount or deferred financing costs and commissions, discounts and other fees, costs and expenses and charges associated with indebtedness during such period net of payments received in respect of Hedging Obligations entered into for the purpose of hedging interest rate risk, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)    consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)    any expenses or charges related to any equity offering, Permitted Investment, acquisition, Asset Sale or other disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (in each cash, whether or not successful), including (A) such fees, expenses or charges related to the loans under the Credit Agreement and any other Credit Facilities and (B) any amendment or other modification of the loans under the Credit Agreement and any other Credit Facility or issuance of indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)    the amount of any extraordinary loss, charge or expense deducted (and not added back) in computing Consolidated Net Income; plus

(f)    the amount of any (A) unusual or nonrecurring loss, charge or expense deducted (and not added back) in computing Consolidated Net Income and (B) restructuring charge or reserve, integration cost or other business optimization expense or cost outside the ordinary course of business that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions on and after the Issue Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount added back pursuant to this clause (f) and clause (h) below for any period shall not exceed 25% of Consolidated EBITDA for such period (before giving effect to such adjustments); plus

(g)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges (including any goodwill or other intangible asset impairment charge or write-off thereof) or the impact of purchase accounting, (excluding any such non-cash charge, write-down, expense, loss or item to the extent it represents an accrual or reserve for a cash expenditure for a future period); plus

(h)    the amount of “run-rate” cost savings, operating expense reductions and synergies projected by such Person in good faith and certified by an officer of such Person in writing to the Trustee to result from actions either taken or initiated prior to or during the period referred to in clause (A)(y)(1) below (which cost savings and synergies shall be subject only to certification by an officer of such Person and shall be calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) an officer of such Person shall have certified to the Trustee that (x) such cost savings and synergies are reasonably identifiable and (y) (1) such actions have been taken or are expected to be taken within twelve (12) months after the date of determination to take such action (and such date of determination has occurred prior to or during the relevant period being measured) and (2) are expected to result in such projected savings, expense reductions and synergies within twelve (12) months of the taking of such actions, (B) no cost savings, expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (f) above with respect to such period and (C) the aggregate amount added back pursuant to clause (f) above and this clause (h) for any period shall not exceed (I) 25% of Consolidated EBITDA for such period (before giving effect to such adjustments); plus

(i)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(j)    realized foreign exchange losses, including those resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its Restricted Subsidiaries to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(k)    net realized losses from swap contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(l)    any (A) non-cash compensation charge or expense arising from any grant of stock, stock options, stock appreciation rights or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (B) income (loss) attributable to deferred compensation plans or trusts, to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(m)    any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any swap contracts or other derivative instruments to the extent deducted (and not added back) in the computation of Consolidated Net Income; plus

(n)    [RESERVED]; plus

(o)    to the extent not included in Consolidated Net Income for such period, proceeds of business interruption insurance, in an amount actually received during such period (or, to the extent relating to such period, prior to the earlier of (I) the date on which financial statements have been delivered for the most recently ended fiscal quarter in such period and (II) the date for which financial statements are required to have been delivered for the most recently ended fiscal quarter in such period; provided that amounts not received during such period and included in Consolidated EBITDA for such period will not be included in Consolidated EBITDA for any subsequent period) and to the extent representing the earnings for the applicable period that such proceeds are intended to replace; plus

(p)    to the extent not otherwise excluded from the Consolidated Net Income of such Person and its Restricted Subsidiaries (I) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (II) (x) to the extent covered by insurance and actually reimbursed, or (y) so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (1) not denied by the applicable carrier in writing within 180 days and (2) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent so denied within 180 days or not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption (provided that, in the case of clause (I) and (II)(x), such reimbursement is not included in Consolidated Net Income in such period or any subsequent period, and in the case of clause (II)(y), any such subsequent reimbursement will not be included in Consolidated Net Income in such period or any subsequent period);

(2)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(3)    reduced by any extraordinary, non-recurring or unusual gain, income related to the early extinguishment of indebtedness, unrealized net gains in the fair market value of any swap agreements, non-cash gains or items of income and foreign exchange gains.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting or is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)    the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)    the Net Income (loss) of any Unrestricted Subsidiary shall be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or one of its Subsidiaries;

(4)    the cumulative effect of a change in accounting principles shall be excluded;

(5)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; and

(6)    in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Senior Secured Indebtedness of such Person on such date minus all Unencumbered Cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Senior Secured Leverage Ratio Reference Period.

In addition, for purposes of calculating the Consolidated Senior Secured Leverage Ratio:

(1)    acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the Consolidated Senior Secured Leverage Ratio Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Consolidated Senior Secured Leverage Ratio Reference Period and Consolidated EBITDA for the Consolidated Senior Secured Leverage Ratio Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)    the Consolidated EBITDA attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Senior Secured Leverage Ratio Calculation Date shall be excluded; and

(3)    the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Senior Secured Leverage Ratio Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Consolidated Senior Secured Leverage Ratio Calculation Date.

“Consolidated Total Assets” means, with respect to any specified Person as of any date of determination, the net book value of all assets of such Person and its Restricted Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Total Indebtedness of such Person on such date minus all Unencumbered Cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Total Leverage Ratio is made (for purposes of this definition, the “Consolidated Total Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Total Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Total

Leverage Ratio is made (for purposes of this definition, the “Consolidated Total Leverage Ratio Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Total Leverage Ratio Reference Period.

In addition, for purposes of calculating the Consolidated Total Leverage Ratio:

(1)    acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Consolidated Total Leverage Ratio Reference Period and on or prior to the Consolidated Total Leverage Ratio Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Consolidated Total Leverage Ratio Reference Period and Consolidated EBITDA for the Consolidated Total Leverage Ratio Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)    the Consolidated EBITDA attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Total Leverage Ratio Calculation Date shall be excluded; and

(3)    the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Consolidated Total Leverage Ratio Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Consolidated Total Leverage Ratio Calculation Date.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business with respect to this Indenture shall be administered, which office at the date hereof is located at 333 South Grand Avenue, Fifth Floor Suite 5A, MAC: N9300-060, Los Angeles, California 90071, Attn: Corporate, Trust Services, except that, with respect to the presentation of the Securities for payment or registration of transfers or exchanges and the location of the Security Register and Security Registrar, such term means the office or agency of the Trustee in Minneapolis, Minnesota, which at the date of original execution of this Supplemental Indenture is located at 600 South 4th Street, 7th Floor, Minneapolis, MN 55415, Attn: Corporate Trust Operations.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 1, 2017, as amended on June 11, 2018 and on August 26, 2019, by and among the Company, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and the other parties thereto (as amended, supplemented, modified, extended, renewed, restated refunded, replaced or refinanced from time to time), and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, supplemented, modified, extended, renewed, restated refunded, replaced or refinanced from time to time.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1)    the Credit Agreement; and

(2)    one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, bridge facilities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 4.09) or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration or conversion of such Designated Noncash Consideration to cash or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or as a result of the bankruptcy, insolvency or similar event of the issuer shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with Section 4.07.

“Domestic Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Equity Interests (other than Disqualified Stock) to a Person that is not an Affiliate, other than public offerings with respect to the Company’s Equity Interests, registered on Form S-4 or S-8.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary (i) that is a direct or indirect subsidiary of a CFC or (ii) that is a Foreign Subsidiary Holding Company and (c) any other Subsidiary that does not provide a Guarantee of the Credit Agreement in accordance with the provisions of the Credit Agreement that permits such exclusion when the Guarantee by such Subsidiary (i) would result in material adverse tax consequences to the Company or (ii) when the burden or cost of providing the Guarantee would outweigh the benefits to be obtained by the lenders under the Credit Agreement.

“Existing Indebtedness” means the Existing Senior Notes (including any Guarantees thereof) and any other Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Existing Senior Notes” means up to $775.0 million of the Company’s 6.00% Senior Notes due 2024.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined in good faith by the Company.

“Farm Credit Equities” means the Company’s stock and other equities in a Farm Credit Lender acquired in connection with the Company’s patronage loan from such Farm Credit Lender.

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended and under the regulation of the Farm Credit Administration.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated EBITDA of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Reference Period. In the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion of any thereof) is incurred or issued in reliance on the first paragraph of Section 4.09, the Fixed Charge Coverage Ratio shall be calculated with respect to such incurrence or issuance without giving effect to amounts being utilized under any item of “Permitted Debt” (other than any such item that requires compliance with a financial ratio or test) on the same date.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions (or conversions of an Unrestricted Subsidiary into a Restricted Subsidiary) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on a pro forma basis on the first day of the Reference Period and Consolidated EBITDA for the Reference Period shall be calculated on a pro forma basis after giving effect to such acquisition, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)    the Consolidated EBITDA attributable to any Person, property, business or sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Calculation Date shall be excluded; and

(3)    the Fixed Charges attributable to any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations, as determined in accordance with GAAP, prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs; plus

(2)    the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)    the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any State thereof.

“Foreign Subsidiary Holding Company” means any Subsidiary of any Person that (w) has no material assets other than (1) Equity Interest of one or more Foreign Subsidiaries at least one of which is a “controlled foreign corporation” within the meaning of Section 957 of the Code and (2) intercompany loans/receivables owed to such Subsidiary by one or more Subsidiaries described in clause (1) and (x) no material liabilities other than those reasonably relating to the assets described in clauses (1) and (2) above and as contemplated by clause (z) below and (z) is not a guarantor of any Indebtedness of the Company or any Subsidiary other than as permitted pursuant to clause (16) of the second paragraph of Section 4.09.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on January 29, 2016, except with respect to any reports or financial information required to be delivered pursuant to the covenants set forth under Section 4.03, which shall be prepared in accordance with GAAP as in effect on the date thereof. The Company may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election, and such election shall supersede the prior meaning of GAAP; provided that any such election, once made, shall be irrevocable. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01 hereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)    each Domestic Subsidiary of the Company (excluding any Excluded Subsidiaries) that is a guarantor of the Credit Agreement on the Issue Date; and

(2)    any other Subsidiary of the Company (excluding any Excluded Subsidiaries) that executes a Subsidiary Guarantee and related supplemental indenture in accordance with the provisions of this Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(i)    all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the ordinary course of business;

(ii)    all Obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments (including purchase-money obligations);

(iii)    all Obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (including reimbursement Obligations with respect thereto, except to the extent such reimbursement Obligation relates to a trade payable) issued for the account of such Person;

(iv)    all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(v)    all Capital Lease Obligations of such Person;

(vi)    the maximum fixed redemption, repayment or other repurchase price of Disqualified Stock in such Person at the time of determination;

(vii)    any Hedging Obligations of such Person at the time of determination (the amount of any such Obligations to be equal to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

(viii)    any Attributable Indebtedness; and

(ix)    all Obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed, directly or indirectly, or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions.

For purposes of the foregoing:

(a)    the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;

(b)    the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(c)    in the case of any Indebtedness not issued with original issue discount, the amount of any such Indebtedness outstanding as of any date will be the principal amount of the Indebtedness or in the case of Indebtedness of any Person at any time under a revolving credit or similar facility, the total amount of funds borrowed and then outstanding;

(d)    the amount of any Indebtedness described in clause (ix)(A) above shall be the maximum liability under any such Guarantee;

(e)    the amount of any Indebtedness described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the Obligations so secured and (II) the fair market value of such property or other assets; and

(f)    interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)    contingent obligations incurred in the ordinary course of business or consistent with past practice;

(b)    obligations under or in respect of Receivables Documents; or

(c)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $500,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the Issue Date.

“Investment Grade Rating” means a debt rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes or other applicable debt instruments and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investment Grade Securities” means:

(a)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)    investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding prepaid expenses, accounts receivables and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes). If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(d).

“Issue Date” means September 9, 2020.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” shall mean any acquisition or other Permitted Investment the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)    any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(2)    any premiums, fees and expenses paid in connection with the offering of the Notes.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking fees and broker fees, and sales and underwriting commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that Net Cash Proceeds shall be deemed to exclude (x) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and (y) cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are received by any Person in respect of any third-party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto except to the extent such Person is contractually entitled to retain such proceeds, awards or payments.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)    default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would not permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, Guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person primarily engaged in a Related Business, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Company; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)    any Investments by the Company or any Restricted Subsidiary in a Receivables Subsidiary or a Special Purpose Vehicle or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary or a Special Purpose Vehicle is in the form of a Purchase Money Note or an Equity Interest or in the form of a purchase of Receivables and Receivables Related Assets pursuant to a Receivables Repurchase Obligation;

(6)    any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7)    Investments in accounts or notes receivable owing to the Company or any Restricted Subsidiary acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)    loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(9)    Investments in securities received in settlement of Obligations of trade creditors or customers in the ordinary course of business or in satisfaction of disputes or judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

(10)    workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(11)    commission, payroll, travel and similar advances to employees in the ordinary course of business;

(12)    Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Indenture;

(13)    Investments represented by Guarantees of Indebtedness that are otherwise permitted under this Indenture;

(14)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (a) $370.0 million or (b) 7.0% of Consolidated Total Assets;

(15)    [RESERVED];

(16)    contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies;

(17)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(18)    Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(19)    Investments in the Company or any Subsidiary deemed to result from the reclassification or conversion of any existing Investments to debt or equity or any combination thereof, to the extent such existing Investment was permitted under this Indenture at the time made; and

(20)    to the extent constituting Investments, contingent obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with acquisitions permitted hereunder and (ii) purchasers in connection with Asset Sales permitted under this Indenture.

“Permitted Liens” means:

(1)    Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of Indebtedness secured pursuant to this clause (1) shall not exceed the greater of: (a) the amount of Indebtedness permitted to be incurred pursuant to clause (1) of Section 4.09(b) or (b) an amount of Indebtedness that, at the time of incurrence thereof and after giving pro forma effect thereto, does not cause the Consolidated Senior Secured Leverage Ratio of the Company to be greater than 4.25 to 1.0;

(2)    Liens in favor of the Company or the Guarantors;

(3)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;

(4)    Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition and only extend to the property so acquired;

(5)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) covering only the assets financed with such Indebtedness and improvements thereon;

(6)    Liens existing on the Issue Date;

(7)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8)    Deposits, mortgages of landlords and landlords’, lessors’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s and other like Liens imposed by law incurred in the ordinary course of business, in each case for sums not overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)    pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or good faith deposits to secure the performance of bids, tenders, government contracts, trade contracts or leases (other than for the payment of Indebtedness) to which the Company or any Restricted Subsidiary is a party, deposits to secure statutory obligations or bankers’ acceptances of the Company or any Restricted Subsidiary and deposits to secure surety, stay, customs, performance, return of money and appeal bonds to which the Company or a Restricted Subsidiary is a party, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(10)    judgment Liens not giving rise to a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(11)    survey exceptions (including any title exceptions listed on a title policy), easements, rights-of-way, zoning restrictions and other similar charges or encumbrances affecting real property which do not materially adversely affect the value of said property or interfere in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(12)    any interest or title of a lessor under any capital lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(13)    Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;

(14)    Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with this Indenture which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)    Liens arising from Uniform Commercial Code (or equivalent statutes) of any jurisdiction financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(16)    leases or subleases, licenses or sublicenses, granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary of the Company;

(17)    Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(18)    customary rights of setoff, revocation, refund or chargeback under deposit agreements, or banker’s or similar Liens arising under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (including Liens in favor of collecting banks), of banks or other financial institutions where the Company or any of its Restricted Subsidiaries maintains deposit accounts in the ordinary course of business (including Liens related to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations);

(19)    Liens securing Permitted Refinancing Indebtedness which is incurred to refinance, renew, replace, defease or discharge any Refinanced Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders of the Notes in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of such Refinanced Indebtedness; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing such Refinanced Indebtedness;

(20)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)    Liens securing Hedging Obligations, currency agreements and commodities agreements which relate to Indebtedness that is permitted to be incurred pursuant to Section 4.09;

(22)    Liens on Receivables Program Assets securing Receivables Program Obligations;

(23)    deposits made in the ordinary course of business to secure liability to insurance carriers (including any Captive Insurance Subsidiary) or to finance insurance premiums to the extent such Liens attach solely to the insurance policies financed in connection with Indebtedness permitted hereunder;

(24)    Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(25)    Liens of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed the greater of (a) $185.0 million or (b) 3.5% of Consolidated Total Assets at the time of incurrence;

(26)    Liens attaching solely to cash or Cash Equivalent earnest money deposits in connection with Permitted Investments;

(27)    statutory Liens on the Farm Credit Equities of any Farm Credit Lender that the Company has acquired;

(28)    zoning, building codes and other land use laws regulating the use or occupancy of such real estate or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real estate which are not violated by the current use or occupancy of such real estate or the operation of the business of the Company or any Restricted Subsidiary, except for such violations that would not materially affect the business of the Company or such Restricted Subsidiary;

(29)    Liens on property and assets, and only such property and assets, which is the subject of an unconsummated asset purchase agreement in connection with an Asset Sale permitted hereunder, which Liens secure the obligation of the Company or any of its Subsidiaries under such agreement;

(30)    Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(31)    Liens on assets of Foreign Subsidiaries securing Indebtedness and other obligations of Foreign Subsidiaries; provided that any such Liens and related Indebtedness are non-recourse as to the Company or any Guarantor and/or assets of the Company or any Guarantor;

(32)    (i) Liens that are contractual rights of set-off relating to purchase orders and other agreements, in each case, entered into in the ordinary course of business and (ii) inventory reclamation rights (to the extent constituting Liens) that are held by licensors of intellectual property to the Company and its Subsidiaries as set forth in intellectual property license agreements entered into in the ordinary course of business;

(33)    Liens on the Equity Interests of any joint venture entity in the form of a transfer restriction, purchase option, call or similar right in connection with a joint venture; and

(34)    Deposits of cash in connection with a prepayment, redemption, repurchase, defeasance or other satisfaction permitted hereunder with respect to any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees.

During any Suspension Period, the relevant clauses of Section 4.09 shall be deemed to be in effect solely for purposes of determining the amount available under clause (5) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable fees and expenses incurred in connection therewith including premiums paid, if any, to the holders thereof) and by an amount equal to any existing commitments unutilized thereunder;

(2)    such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3)    if the Refinanced Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(4)    such Permitted Refinancing Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness; and

(5)    (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“principal” of a Note means the principal of the Notes plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Prospectus Supplement” means the prospectus supplement of the Company dated August 25, 2020, relating to the Notes and the Subsidiary Guarantees.

“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Company or to any Restricted Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which the Company or any such Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Issue Date or arising thereafter); provided that:

(1)    no portion of the Indebtedness or any other Obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle:

(a)    is Guaranteed by the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), excluding Guarantees of Obligations pursuant to Standard Securitization Undertakings,

(b)    is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or

(c)    subjects any property or assets of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of Obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(2)    neither the Company nor any of its Restricted Subsidiaries (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)    the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company, which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Receivables” means all rights of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Restricted Subsidiary as accounts receivable.

“Receivables Documents” means:

(1)    one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, a Restricted Subsidiary and/or a Receivables Subsidiary; and

(2)    each other instrument, agreement and other document entered into by the Company, a Restricted Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Program Assets” means:

(1)    all Receivables which are described as being transferred by the Company, a Restricted Subsidiary of the Company or a Receivables Subsidiary pursuant to the Receivables Documents;

(2)    all Receivables Related Assets; and

(3)    all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:

(1)    Indebtedness and other Obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and

(2)    related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).

“Receivables Related Assets” means:

(1)    any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables);

(2)    any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(3)    spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(4)    any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(5)    other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Repurchase Obligation” means any obligation of the Company or a Restricted Subsidiary of the Company (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Company or a Restricted Subsidiary of the Company (other than a Receivables Subsidiary).

“Receivables Subsidiary” means a special purpose Wholly Owned Restricted Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Restricted Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Related Business” means the business conducted by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are similar or reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset; provided that, any transaction in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Company or any of its Subsidiaries shall not be considered a Sale and Leaseback Transaction.

“Senior Secured Indebtedness” means the sum of (i) Indebtedness and letters of credit under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) other Indebtedness that is not subordinated in right of payment to the Notes, in each case with respect to clauses (i) and (ii), which is secured by a Lien on any assets or property of the Company or any Restricted Subsidiary.

“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such regulation is in effect on the date hereof, and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Restricted Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transaction and includes, without limitation, any Receivables Repurchase Obligation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by this Indenture.

“Total Indebtedness” means the sum of (i) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries for money borrowed, Capital Lease Obligations, debt obligations evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations) and with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (with letters of credit and similar facilities being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) the aggregate amount of all outstanding Disqualified Stock of the Company and all preferred stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed redemption, repayment or other repurchase price, and in each case calculated as set forth in the definition of “Indebtedness.”

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 1, 2023; provided, however, that if the period from the Redemption Date to September 1, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to September 1, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unencumbered Cash and Cash Equivalents” means, with respect to any Person, the cash or Cash Equivalents owned by such Person (excluding assets of any retirement plan) which (a) are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of such cash or Cash Equivalents prior to the general creditors of such Person (other than banker’s liens, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts in which such cash or Cash Equivalents are held), and (b) if not cash, may be converted to cash within thirty (30) days.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and any Subsidiary of a Subsidiary so designated as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such Guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding

Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created an Investment or a Restricted Payment as set forth in Section 4.07(a) (subject to the exceptions set forth therein) following the date on which the Company and the Restricted Subsidiaries are again subject to the Suspended Covenants as set forth under Section 4.17.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable Obligations of, or Guaranteed by, the United States of America for the payment of which Guarantee or Obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

SECTION 1.03    Other Definitions.

Term	Defined in Section
Affiliate Transaction	4.11(a)
Applicable Premium Deficit	8.01(1)(b)

Term	Defined in Section
Base Indenture	Recitals
Change of Control Offer	4.13(a)
Company	Preamble
Covenant Defeasance	7.03
Covenant Suspension Event	4.17
DTC	2.02(a)
Elected Amount	4.09(f)
Event of Default	6.01(a)
Fixed Amounts	4.18
Increased Amount	4.12
incur	4.09(a)
Indenture	Recitals
Legal Defeasance	7.02
Limited Condition Transaction Election	4.18
Limited Condition Transaction Test Date	4.18
Net Proceeds Offer	4.10(c)
Net Proceeds Offer Amount	4.10(c)
Net Proceeds Offer Trigger Date	4.10(c)
Notes	Recitals
Offer Amount	3.04(b)(4)
Offer to Purchase	3.04(a)
Pari Passu Indebtedness	4.10(c)
Payment Default	6.01(a)(2)(A)
Permitted Debt	4.09(b)
Purchase Date	3.04(b)
Restricted Payments	4.07(a)(4)
Supplemental Indenture	Preamble
Surviving Entity	5.01(a)(i)(2)
Suspended Covenants	4.17
Suspension Period	4.17
Trustee	Preamble

SECTION 1.04    Incorporation by Reference of Trust Indenture Act.

(a)    Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

(b)    The following Trust Indenture Act terms used in this Supplemental Indenture have the following meanings:

“indenture securities” means the Notes and the Subsidiary Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Subsidiary Guarantees means the Company, each Guarantor and any successor obligor upon the Notes and the Subsidiary Guarantees.

(c)    All other terms used in this Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act and not otherwise defined herein have the meanings so assigned to them as of the date of this Supplemental Indenture.

SECTION 1.05    Rules of Construction.

(a)    Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;

(iv)    words in the singular include the plural, and in the plural include the singular;

(v)    all references in this instrument to “Articles,” “Sections” and other subdivisions without reference to the Base Indenture are to the designated Articles, Sections and subdivisions of this Supplemental Indenture as originally executed;

(vi)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)    “including” means “including without limitation”;

(viii)    provisions apply to successive events and transactions; and

(ix)    references to sections of or rules under the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2

THE NOTES

Pursuant to Sections 201 and 301 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this Supplemental Indenture.

SECTION 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes shall have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(b)    Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)    Certificated Notes. Except as otherwise provided in this Supplemental Indenture, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02    Registrar and Paying Agent.

(a)    The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company has entered into a letter of representations with the DTC in the form provided by DTC and the Trustee and each Security Registrar, Paying Agent or any other agent is hereby authorized to act in accordance with such letter and Applicable Procedures.

(b)    The Company initially appoints the Trustee to act as the Security Registrar and Paying Agent with respect to the Notes, and the Trustee hereby initially agrees so to act.

(c)    The Company shall be responsible for making calculations called for under the Notes and this Indenture, including, but not limited to, determination of interest, redemption price, Applicable Premium, premium, if any, and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company shall provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall provide the Company’s calculations to any Holder of the Notes upon the written request of such Holder.

SECTION 2.03    Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Supplemental Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price and first payment of interest. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a Board Resolution and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b)    the issue price, the issue date and the CUSIP number(s) of such Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.02 of this Supplemental Indenture and paragraph 5 of the Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of this Supplemental Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, and (iv) the Redemption Price. If the Company elects to redeem Notes pursuant to the provisions of Section 3.02 of this Supplemental Indenture and paragraph 5 of the Notes, it shall furnish such Officers’ Certificate to the Trustee at least 15 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02    Optional Redemption.

(a)    On or after September 1, 2023, the Company may on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable Redemption Date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Redemption Year	Redemption Price
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

(b)    Prior to September 1, 2023, the Company may, at its option, on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Supplemental Indenture (including Additional Notes, if any) with the Net Cash Proceeds of one or more Equity Offerings at a Redemption Price of 104.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)    at least 55% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Supplemental Indenture remains Outstanding after each such redemption; and

(2)    the redemption occurs within 120 days after the closing of such Equity Offering.

(c)    In addition, at any time prior to September 1, 2023, the Company may, at its option, on any one or more occasions redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the Redemption Date.

(d)    Notice of any optional redemption of the Notes in connection with a corporate transaction (including an Equity Offering, an incurrence of Indebtedness or a Change of Control) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

(e)    If an optional Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders the Notes of which will be subject to redemption by the Company.

(f)    Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. Not later than 11:00 a.m. New York City time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date.

(g)    Notices of redemption in the case of Global Notes shall be sent electronically in accordance with Applicable Procedures. At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 5 days prior to the date notice of redemption is to be delivered (or such shorter period as is satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated therein as provided in this Indenture.

SECTION 3.03    Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The foregoing shall not affect the Company’s obligations under Section 4.10 and 4.13.

SECTION 3.04    Repurchase at the Option of Holders.

(a)    In the event that, pursuant to Section 4.10 or Section 4.13, the Company shall be required to commence an offer to all Holders to purchase Notes and, at the Company’s option, holders of other Pari Passu Indebtedness (each, an “Offer to Purchase”), it shall follow the procedures specified below.

(b)    Within 25 days following a Net Proceeds Offer Trigger Date and within 30 days following a Change of Control, the Company shall mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that triggered the Offer to Purchase and offering to purchase Notes on the date (the “Purchase Date”) specified in such notice. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(1)    that the Offer to Purchase is being made pursuant to this Section 3.04 and Section 4.10 or 4.13, as the case may be, and the length of time the Offer to Purchase shall remain open;

(2)    that either (a) in the case of a Change of Control Offer, a Change of Control has occurred and that such Holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof or (b) in the case of a Net Proceeds Offer, there are Net Proceeds in an amount such that such Holder has the right to require the Company to purchase such Holder’s Notes at 100% of the principal amount thereof, in each case, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest on an Interest Payment Date that is on or prior to the date fixed for purchase);

(3)    the Purchase Date (which shall be a Business Day no earlier than 15 days nor later than 60 days following the applicable Net Proceeds Offer Trigger Date, in the case of a Net Proceeds Offer, or the date such notice is mailed, in the case of a Change of Control Offer);

(4)    the aggregate principal amount of Notes (and in the case of a Net Proceeds Offer, Pari Passu Indebtedness) being offered to be purchased (the “Offer Amount”), which shall be equal to the Net Proceeds Offer Amount in the case of a Net Proceeds Offer and the principal amount of all Notes Outstanding in the case of a Change of Control Offer; information as to any other Pari Passu Indebtedness included in the Offer to Purchase (in the case of a Net Proceeds Offer); and the purchase price and the Purchase Date;

(5)    that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(6)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(7)    that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or in accordance with Applicable Procedures by transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(8)    that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the second Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9)    that, in the case of a Net Proceeds Offer and subject to Applicable Procedures, if the aggregate principal amount of Notes tendered by Holders into an Offer to Purchase exceeds the Offer Amount, the Trustee shall select the Notes to be purchased (i) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are then listed or (ii) if the Notes are not so listed, on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000, shall be purchased);

(10)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(11)    in the case of a Change of Control Offer, the circumstances and relevant facts regarding such Change of Control.

(c)    If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(d)    On or before 11:00 a.m. New York City time on the Purchase Date, the Company shall, to the extent lawful, accept for payment, in accordance with clause (9) of Section 3.04(b), the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, shall deposit with the Paying Agent an amount equal to the purchase price for all Notes so accepted for purchase and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.04. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, or transferred by book-entry transfer in accordance with Applicable Procedures. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

ARTICLE 4

COVENANTS

SECTION 4.01    Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and in this Supplemental Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02    Maintenance of Office or Agency.

(a)    The Company shall maintain an office or agency (which unless otherwise provided will be the office of the Trustee) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 4.02(a).

SECTION 4.03    Reports.

(a)    Whether or not required by the Commission, so long as any Notes are Outstanding, the Company will furnish to the Holders of Notes and the Trustee, within the time periods specified in the Commission’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act:

(1)    all quarterly and annual financial information and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)    all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b)    At any time when the Company is no longer subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, none of such reports in clauses (1) or (2) above will be required to (i) comply with Section 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the Commission, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (ii) contain the information required by Items 201, 402, 403, 405, 406, 407, 701 or 703 of Regulation S-K, (iii) contain the separate financial information contemplated by Rules 3-10, 3-16, 13-01 or 13-02 of Regulation S-X promulgated by the Commission (or any successor rules) and (iv) provide financial statements in interactive data format using the eXtensible Business Reporting Language.

(c)    In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) and (2) above with the Commission and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes and to make such information available to securities analysts and prospective investors. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in clauses (1) and (2) above on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

(d)    In addition, for so long as any Notes remain Outstanding, if at any time the Company and the Guarantors are not required to file the reports required by the preceding paragraphs, they will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)    Delivery of any reports, information and documents by the Company or Guarantors to the Trustee pursuant to the provisions of this Section 4.03 is for informational purposes only and the Trustee’s receipt of same shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Guarantor’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the Commission or EDGAR or any website under this Indenture, or participate in any conference calls.

SECTION 4.04    Limitation on Layering Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in the right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

For purposes of this Section 4.04, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any of its Restricted Subsidiaries solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority Liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority Liens.

SECTION 4.05    [RESERVED].

SECTION 4.06    Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 4.07    Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a Restricted Subsidiary of the Company so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities);

(2)    purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)    make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than intercompany Indebtedness between or among the Company and its Restricted Subsidiaries); or

(4)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13)of Section 4.07(b)), is less than the sum, without duplication, of:

(i)    50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on July 1, 2020 to and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)    100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii)    to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(iv)    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or upon the merger or consolidation of an Unrestricted Subsidiary with or into the Company or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of redesignation and (y) such fair market value as of the date such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(v)    $1,287 million.

(b)    The provisions of Section 4.07(a) shall not prohibit:

(1)    the payment of any dividend or distribution or consummation of any irrevocable redemption within 90 days after the date of declaration thereof or the giving of any redemption notice related thereto, if at said date of declaration or notice such payment would have complied with the provisions of this Supplemental Indenture;

(2)    the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (C)(ii) of Section 4.07(a);

(3)    the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from a substantially concurrent (i) incurrence of Permitted Refinancing Indebtedness or (ii) issuance of Disqualified Stock permitted to be issued under this Supplemental Indenture;

(4)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, manager, director or employee of the Company (or any of its Restricted Subsidiaries’) pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or other executive compensation arrangement or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $20.0 million in any twelve-month period; provided, further, that the Company may carry over and make in a subsequent twelve-month period up to an additional $10.0 million of capacity under this clause (4) to the extent unutilized in any prior twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds received by the Company from sales of Equity Interests (other than Disqualified Stock) of the Company to officers, managers, directors or employees of the Company (or any of its Restricted Subsidiaries) that occur after the Issue Date (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (C)(ii) above; and provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any Restricted Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment);

(5)    the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise of a grant or award that was granted or awarded to a director or an employee;

(6)    payments to holders of the Company’s capital stock in lieu of the issuance of fractional shares of its Capital Stock;

(7)    the redemption, repurchase, retirement, defeasance or other acquisition of Disqualified Stock of the Company in exchange for Disqualified Stock of the Company that is permitted to be issued pursuant to Section 4.09;

(8)    the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this Section 4.07 (all as determined in good faith by a senior financial officer of the Company);

(9)    other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $300.0 million or (b) 5.0% of Consolidated Total Assets at such time under this clause (9);

(10)    the making of any Restricted Payment if, at the time of the making of such payments and after giving pro forma effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such payments), the Consolidated Total Leverage Ratio would not be greater than 4.25 to 1.0;

(11)    the declaration and payment of dividends on the Company’s Common Stock in an aggregate amount not to exceed $50.0 million in any fiscal year;

(12)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividend is included in the calculation of consolidated interest expense of such Person; and

(13)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

provided that in the case of clauses (4), (5), (9), (10) and (11), no Default shall have occurred and be continuing.

(c)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined in good faith by the Company.

(d)    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Payment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

(e)    For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (13) of Section 4.07(b) or the definition of the term “Permitted Investments,” the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

SECTION 4.08    Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(2)    make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3)    transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

(b)    Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Issue Date (as determined by the Company in good faith);

(2)    this Supplemental Indenture, the Notes and the related Subsidiary Guarantees;

(3)    applicable law, rule, regulation or administrative or court order;

(4)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Supplemental Indenture to be incurred;

(5)    customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business;

(6)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (3) of Section 4.08(a);

(7)    any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending the closing of such sale or other disposition;

(8)    agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by the Company in good faith;

(9)    any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.12, to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)    provisions with respect to the disposition or distribution of assets or property in joint venture agreement, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)    customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;

(12)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)    agreements governing Indebtedness incurred in compliance with Section 4.09(b)(4); provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness;

(14)    agreements governing other Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09; provided that in the good faith judgment of the Company the provisions relating to restrictions of the type described in clauses (1), (2) and (3) of Section 4.08(a) contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Credit Agreement or in this Indenture, in each case, as in effect on the Issue Date;

(15)    in the case of the provision described in Section 4.08(a)(3) above: (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (b) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(16)    existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(17)    existing under, by reason of or with respect to Indebtedness of the Company or a Restricted Subsidiary not prohibited to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are customary for the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Company;

(18)    agreements governing Indebtedness incurred in compliance Section 4.09(b)(4); provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness; and

(19)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (18) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $3.2 billion (less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness and permanently reduce commitments under Credit Facilities pursuant to Section 4.10) or (b) an amount of Senior Secured Indebtedness that, after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom, does not cause the Consolidated Senior Secured Leverage Ratio of the Company to be greater than 3.50 to 1.00;

(2)    the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and Subsidiary Guarantees to be issued on the Issue Date and any future Subsidiary Guarantees (but not Additional Notes);

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $210.0 million or (b) 4.0% of Consolidated Total Assets at the time of incurrence;

(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clause (2) or (3), this clause (5), clause (20) or pursuant to Section 4.09(a);

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)    if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.09 and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8)    the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09 and could have been incurred (in compliance with this Section 4.09) by the Person so Guaranteeing such Indebtedness;

(9)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(10)    the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided to the Company or any of its Restricted Subsidiaries, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Company and its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided, further, that such underlying obligation is not in respect of borrowed money;

(11)    the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or similar Obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Subsidiary or Equity Interests of a Subsidiary; provided that (a) any amount of such Obligations included on the face of the balance sheet of the Company or any Subsidiary shall not be permitted under this clause (11) and (b) the maximum aggregate liability in respect of all such Obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(12)    Indebtedness incurred under commercial letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness); provided that any drawing under any such letter of credit is reimbursed in full within seven days or Indebtedness of the Company or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by letters of credit under the Credit Facilities;

(13)    Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $135.0 million or (b) 2.5% of Consolidated Total Assets at any time outstanding;

(14)    any Attributable Indebtedness; provided that the aggregate Indebtedness incurred pursuant to this clause (14) shall not exceed $75.0 million at any time outstanding;

(15)    Indebtedness in respect of Receivables Program Obligations;

(16)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed the greater of (a) $265.0 million or (b) 5.0% of Consolidated Total Assets;

(17)    Indebtedness of the Company or any Restricted Subsidiary undertaken in connection with cash management and related activities;

(18)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (18);

(19)    pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(20)    the incurrence of Acquired Debt (including by way of merger or consolidation) by the Company or any of its Restricted Subsidiaries; provided that after giving pro forma effect to such acquisition, either (a) the Company’s Fixed Charge Coverage Ratio immediately following such acquisition and incurrence (including a pro forma application of the net proceeds therefrom) would be at least 2.0 to 1.0 or (b) the Company’s pro forma Fixed Charge Coverage Ratio would be greater than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition and incurrence;

(21)    Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(22)    the incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the Notes, is not secured by any assets of the Company or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the Notes, in an aggregate principal amount at any time outstanding not to exceed $15.0 million; and

(23)    Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business.

(c)    For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this Section 4.09. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Agreement on the Issue Date will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”

(d)    The accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. In addition, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(e)    For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Indebtedness is incurred.

(f)    In connection with the Company’s or a Restricted Subsidiary’s entry into an instrument containing a binding commitment in respect of any revolving Indebtedness, the Company may elect pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of such commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by a Lien, as the case may be, as being incurred as of such election date, and (i) any subsequent Incurrence of Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of any calculation under the Indenture, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) the Company may revoke an election of an Elected Amount at any time pursuant to an officers’ certificate delivered to the Trustee and (iii) for purposes of all subsequent calculations of the Fixed Charge Coverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

SECTION 4.10    Limitation on Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of, as determined in good faith by the Company; and

(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(i)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale);

(ii)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received in that conversion);

(iii)    the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y); provided that the determination of the fair market value of assets or Equity Interests in excess of $25.0 million received in any transaction or series of related transactions shall be evidenced by an Officers’ Certificate delivered to the Trustee; and

(iv)    any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) since the Issue Date that is at the time outstanding, not to exceed the greater of (a) $185.0 million or (b) 3.5% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)    Within a period of 450 days (commencing after the Issue Date) after the receipt of any Net Proceeds of any Asset Sale (provided that if during such 450-day period after the receipt of any such Net Proceeds, the Company (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B), (D), (E), (F) or (G) of this Section 4.10(b) after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(A)    to repay, prepay, redeem or repurchase Indebtedness (other than securities) under the Credit Agreement and, if such Indebtedness is revolving credit Indebtedness, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required));

(B)    to repay, prepay, redeem or repurchase Obligations under Senior Secured Indebtedness, including Senior Secured Indebtedness under Credit Facilities (other than the Credit Agreement), and to correspondingly reduce commitments with respect thereto;

(C)    to repay, prepay, redeem or repurchase Obligations under (i) the Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other senior Indebtedness (including under Credit Facilities (other than the Credit Agreement)) of the Company or a Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto, if applicable); provided that the Company shall equally and ratably repay and reduce Obligations under the Notes (x) as provided under Section 3.02 or (y) through open market purchases or by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders of Notes to repurchase their Notes, in each case at 100% of the principal amount thereof, plus, in the case of each of clauses (i) and (ii), the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to, but excluding, the date of repurchase;

(D)    to repay, prepay, redeem or repurchase Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(E)    to acquire Equity Interests in a Person that is engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary;

(F)    to make capital expenditures in a Related Business;

(G)    to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business; or

(H)    to effect a combination of prepayments and investments permitted by the foregoing clauses (A), (B), (C), (D), (E), (F) and (G).

(c)    Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Supplemental Indenture. Subject to the last sentence of this Section 4.10(c), on the 451st day (as extended pursuant to the provisions in Section 4.10(b)) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B), (C), (D), (E), (F), (G) and (H) of Section 4.10(b) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D), (E), (F), (G) and (H) of Section 4.10(b) (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on the Purchase Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer shall be equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this Section 4.10. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $75.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $75.0 million, shall be applied as required pursuant to this Section 4.10(c), and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $75.0 million).

(d)    To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased in accordance with Applicable Procedures if the Notes are Global Securities, otherwise on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in a Net Proceeds Offer exceeds the Net Proceeds Offer Amount, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be repurchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered or, in the case of the Notes or any such Pari Passu Indebtedness that is represented by global notes in fully registered form in the name of DTC or its nominee, in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be repurchased in part. To the extent that the aggregate principal amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by this Supplemental Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law.

(e)    The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10 or Section 3.04, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Supplemental Indenture by virtue thereof.

SECTION 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or such Restricted Subsidiary (or, if the nature of such transaction is such that it is not available on an arm’s-length basis, on terms and conditions that are fair and reasonable); and

(2)    the Company delivers to the Trustee

(A)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(B)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.11(a):

(1)    transactions between or among the Company and/or its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(2)    Restricted Payments that are permitted by Section 4.07;

(3)    reasonable fees and compensation paid to (including issuances and grants of Equity Interests of the Company, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, officers, managers, directors, employees or consultants of the Company (or any of its Restricted Subsidiaries) in the ordinary course of business;

(4)    transactions pursuant to any agreement in effect on the Issue Date and disclosed in the Prospectus Supplement (including by incorporation by reference), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders of the Notes or the Company in any material respect than such agreement as it was in effect on the Issue Date as determined by the Company in good faith;

(5)    “Permitted Investments” that are permitted by Section 4.07;

(6)    any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their joint ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and any such joint venture (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $25.0 million, such Affiliate Transaction complies with Section 4.11(a)(1), (c) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $50.0 million, such Affiliate Transaction complies with clause (a)(2)(A) above and (d) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $75.0 million, such Affiliate Transaction complies with clause (a)(2)(B) above;

(7)    any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business (including, without limitation, pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services, so long as the Company determines in good faith that any such agreement is on terms no less favorable in any material respect to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction with an entity that is not an Affiliate;

(8)    the issuance and sale of Qualified Capital Stock;

(9)    any transaction effected in connection with a Qualified Receivables Transaction;

(10)    pledges of equity interests of Unrestricted Subsidiaries;

(11)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries of, their obligations under the terms of any customary registration rights agreement to which they are, or may become, a party;

(12)    transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(1) above; and

(13)    any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company, directly or through any of its Restricted Subsidiaries, owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or its Restricted Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person.

SECTION 4.12    Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) assign or convey any right to receive income on any property or asset now owned or hereafter acquired or (2) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any property or asset now owned or hereafter acquired or on any income or profits therefrom other than, in each case, Permitted Liens, unless the Notes and the Subsidiary Guarantees, as applicable, are

(1)    in the case of any Lien securing an Obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such Obligation with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be; and

(2)    in the case of any Lien securing an Obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Obligation is secured by such Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13    Offer to Repurchase upon Change of Control.

(a)    If a Change of Control occurs, each Holder of Notes will have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the date fixed for redemption).

(b)    Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of Notes, with a copy to the Trustee, in accordance with the procedures set forth in Section 3.04, that a Holder must follow in order to have its Notes purchased.

(c)    The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Supplemental Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of this Supplemental Indenture by virtue of this compliance. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Company’s compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this Section 4.13.

(d)    The Company will not be required to make a Change of Control Offer if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given prior to the Change of Control pursuant to Section 3.02, unless and until there is a default in payment of the applicable Redemption Price.

(e)    If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice (provided that such notice is given not more than 15 days following such repurchase pursuant to the Change of Control Offer described above), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the corresponding interest payment date.

(f)    Prior to the occurrence of an event constituting a Change of Control, the provisions under this Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(g)    A Change of Control Offer may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement with respect to the Change of Control is in place at the time the Change of Control Offer is made.

SECTION 4.14    Corporate Existence.

Except as otherwise permitted by Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.15    Additional Subsidiary Guarantees.

In the event that any Domestic Subsidiary (excluding any Excluded Subsidiaries) (i) guarantees or becomes a borrower under the Credit Agreement or (ii) guarantees any other Indebtedness of the Company or any of its Restricted Subsidiaries with a principal amount in excess of $25.0 million, the Company shall within 30 days cause such Domestic Subsidiary (excluding any Excluded Subsidiaries) to become a Guarantor of the Notes and to:

(i)    execute and deliver to the Trustee (a) a supplemental indenture substantially in the form of Exhibit C pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and this Indenture and (b) a notation of Subsidiary Guarantee in respect of its Subsidiary Guarantee substantially in the form of Exhibit B; and

(ii)    deliver to the Trustee one or more Opinions of Counsel (subject to customary assumptions and exceptions) that such supplemental indenture and Subsidiary Guarantee (a) have been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitute valid and legally binding obligations of such Restricted Subsidiary in accordance with their terms.

SECTION 4.16    Compliance Certificate.

In addition to the statements of the Company and the Guarantors required pursuant to Section 1004 of the Base Indenture, the Company will, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible, but in no event later than five days after any officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposed to take with respect thereto.

SECTION 4.17    Covenant Suspension.

If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under this Indenture, then beginning on that day and subject to the provisions of the following paragraph, the following Sections in this Supplemental Indenture shall be suspended:

(1)    Section 4.04,

(2)    Section 4.07,

(3)    Section 4.08,

(4)    Section 4.09,

(5)    Section 4.10,

(6)    Section 4.11,

(7)    Section 4.15, and

(8)    clause (a)(iii) of Section 5.01

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this Section 4.17 is called the “Suspension Period.” The Company will notify the Trustee in writing of the commencement and termination of any Suspension Period. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify Holders of Notes of the commencement and termination of any Suspension Period. The Trustee may provide a copy of such notice to any Holder of Notes upon request.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the first sentence of this Section 4.17 (a “Covenant Suspension Event”) and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants with respect to future events on such date. The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of excess proceeds from any Asset Sales as described under Section 4.10 shall be reset to zero.

During a Suspension Period, the Company and the Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) to the extent provided for in such section and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

Notwithstanding the foregoing and any other provision of this Supplemental Indenture, the Notes or the Subsidiary Guarantees, no Default or Event of Default shall be deemed to exist under this Supplemental Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or omitted to be taken or events occurring during a Suspension Period (including without limitation any agreements, Liens, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described under Section 4.07 had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the definition of “Permitted Debt.”

SECTION 4.18    Financial Calculations for Limited Condition Transactions.

When calculating the availability under any basket or ratio under this Indenture or determining the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Transaction or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the irrevocable election of the Company (such election, a “Limited

Condition Transaction Election”), at the time of (and on the basis of the financial statements for the most recently ended fiscal period for which financial statements are available at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Transaction or (y) the consummation of the Limited Condition Transaction and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Transaction and related incurrence of Indebtedness, on a pro forma basis (such date, the “Limited Condition Transaction Test Date”); provided, further, that any Limited Condition Transaction Election shall be made pursuant to a written notice from the Company delivered to the Trustee at the time of the execution of the definitive agreements with respect to the Limited Condition Transaction; provided, however, to the extent the Company has not delivered such written notice to the Trustee by the time of execution of the definitive agreements with respect to such transaction, the relevant conditions required to be satisfied as a condition to consummating such transaction and/or incurring such Indebtedness will be tested at the time of consummation of such transaction and the related incurrence of Indebtedness.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio, it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of such incurrence-based amounts.

For the avoidance of doubt, if the Company has made a Limited Condition Transaction Election and any of the ratios or baskets for which compliance was determined or tested as of the Limited Condition Transaction Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made a Limited Condition Transaction Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant Limited Condition Transaction Test Date and prior to the earlier of (a) the date on which such Limited Condition Transaction is consummated or (b) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated. The foregoing provisions shall apply with similar effect during the pendency of two Limited Condition Transactions such that each of the possible scenarios is separately tested. Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Condition Transactions at any time outstanding.

ARTICLE 5

SUCCESSORS

SECTION 5.01    Merger, Consolidation or Sale of Assets.

(a)    The Company will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis) to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of Persons unless:

(i)    either:

(1)    the Company shall be the surviving or continuing corporation or

(2)    the Person formed by or surviving such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company, partnership (including a limited partner) or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia (provided that if such Person is not a corporation, (i) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any State thereof or the District of Columbia, or (ii) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any State thereof or the District of Columbia), is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith;

(ii)    the Surviving Entity, if applicable, expressly assumes, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(iii)    immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (ii) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall (a) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to Section 4.09 or (b) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage

Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; provided, however, that this clause (iii) shall not apply during any Suspension Period;

(iv)    immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(v)    the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and this Indenture constitute valid and binding obligations of the Company or Surviving Entity, as applicable, subject to customary exceptions.

Notwithstanding the foregoing, (a) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clause (iii) of the immediately preceding paragraph and (b) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries shall be permitted. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)    Each Guarantor will not, and the Company will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Guarantor unless:

(i)    if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(ii)    such entity assumes by supplemental indenture all of the obligations of the Guarantor under its Subsidiary Guarantee; and

(iii)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

The Company shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture, and an Opinion of Counsel stating that this Indenture and the Subsidiary Guarantees constitute valid and binding obligations of the Guarantor or surviving entity, as applicable, subject to customary exceptions.

Notwithstanding the foregoing, the requirements of this Section 5.01(b) will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Subsidiary Guarantee in accordance with the provisions of Section 10.02 of this Supplemental Indenture or Section 1304 of the Base Indenture.

SECTION 5.02    Successor Corporation Substituted.

Upon any consolidation or merger of the Company or Guarantor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or Guarantor in accordance with Section 5.01 in which the Company or Guarantor is not the continuing corporation, the successor Person formed by such consolidation or into which the Company or Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Guarantor under this Indenture and the Notes or Subsidiary Guarantees, as applicable, with the same effect as if such Surviving Entity had been named as such and the Company shall be released from its obligations under the Indenture and the Notes; provided, however, that the Company shall not be released from its obligations under this Indenture or the Notes in the case of a lease.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01    Events of Default and Remedies.

(a)    In addition to those specified in Section 501 of the Base Indenture, each of the following is an “Event of Default” with respect to the Notes:

(1)    failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01;

(2)    a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary of the Company) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (other than Indebtedness owed to the Company or a Restricted Subsidiary), if that default:

(A)    is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”);

(B)    results in the acceleration of such Indebtedness prior to express maturity; and

(C)    the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million (to the extent not bonded or covered by independent third-party insurance as to which the insurer has not disclaimed coverage), or more; and

(3)    one or more judgments in an aggregate amount in excess of $100.0 million (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments have not been vacated or remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable.

(b)    Clause (3) of Section 501 of the Base Indenture shall not apply to the Notes.

(c)    Clauses (1), (2), (4), (5), (6) and (7) of Sections 501 of the Base Indenture are deleted and replaced in their entirety by the following:

“(1) default for 30 consecutive days in the payment when due of interest on the Notes; or”

“(2) default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase); or”

“(4) a default in the observance or performance of any other covenant or agreement contained in this Indenture or the Notes which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the Outstanding principal amount of the Notes; provided, however, that with respect to Section 4.03 such 60 day period shall instead be 120 days; or”

“(5) a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or”

“(6) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary:

(i)    commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent;

(ii)    consents to the entry of a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary;

(iii)    files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law;

(iv)    consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or of any substantial part of its property;

(v)    makes an assignment for the benefit of creditors;

(vi)    admits in writing its inability to pay its debts generally as they become due; or

(vii)    takes corporate action in furtherance of any such action; or”

“(7) except as permitted by this Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or”

(d)    Clause (1)(c) of Section 502 of the Base Indenture shall not apply to the Notes.

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 7.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 7.02 or 7.03 hereof be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article 7.

SECTION 7.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Company and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from its obligations with respect to all Outstanding Notes and to have each Guarantor’s obligations discharged with respect to its Subsidiary Guarantee on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which will thereafter be deemed to be “Outstanding” only for the purposes of Section 7.05 hereof and other Sections of this Supplemental Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, will execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust fund described in Section 7.04 hereof, (b) the Company’s and the Guarantors’ obligations with respect to the Notes and the Subsidiary Guarantees under Sections 304, 305, 306, 1002 and 1003 of the Base Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under this Indenture, and the Company’s obligations in connection therewith and (d) this Article 7. Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.

SECTION 7.03    Covenant Defeasance.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Company and each Restricted Subsidiary will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from their obligations under the covenants contained in Sections 3.04, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, and 5.01(a)(iii) with respect to the Outstanding Notes, and the Events of Default set forth in Sections 6.01(a)(2) or (3) of this Supplemental Indenture shall cease to apply, in each case, on and after the date the conditions set forth in Section 7.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof)

in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that it is intended that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Company, each Guarantor and each Restricted Subsidiary may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or Event of Default under Section 6.01 hereof or Section 501 of the Base Indenture, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected hereby.

SECTION 7.04    Conditions to Legal or Covenant Defeasance.

The following will be the conditions to the application of either Section 7.02 or 7.03 hereof to the Outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, to pay the principal of, premium, if any, and interest on the Outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(b)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing either: (1) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (2) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under this Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under this Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(f)    the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)    the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 7.05    Deposited Money and Governmental Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.06 hereof, all cash and U.S. Governmental Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.05, the “Trustee”) pursuant to Section 7.04 hereof in respect of the Outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantors will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 7.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Anything in this Article 7 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any cash or U.S. Government Obligations held by its as provided in Section 7.04 hereof which, in the opinion of a nationally recognized firm of independent accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 7.06    Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or U.S. Government Obligations in accordance with Section 7.02 or 7.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.02 or 7.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 8

SATISFACTION AND DISCHARGE

SECTION 8.01    Satisfaction and Discharge of Indenture.

This Indenture will be discharged and will cease to be of further effect (except as to the surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Outstanding Notes when:

(1)    either:

(a)    all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from their trust as provided in this Indenture) have been delivered to the Trustee for cancellation, or

(b)    all the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on such Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any Applicable Premium Deficit shall be set forth in an officers’ certificate signed by the principal financial or accounting officer of the Company and delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of the Credit Facilities or default under any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3)    the Company or any Guarantor has paid or caused to be paid all other sums payable under this Indenture; and

(4)    the Company has delivered irrevocable written instructions to the Trustee to apply such funds to the payment of the Notes at maturity or redemption, as the case may be.

In addition, the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Supplemental Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Supplemental Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees without the consent of any Holder of a Note:

(a)    to cure any ambiguity, defect, omission, mistake or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)    to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets;

(d)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(e)    to add any Person as a Guarantor;

(f)    to comply with any requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(g)    to remove a Guarantor that, in accordance with the terms of this Indenture, ceases to be liable in respect of its Subsidiary Guarantee;

(h)    to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(i)    to secure all of the Notes;

(j)    to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(k)    to conform the text of this Supplemental Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of the Notes” in the Prospectus Supplement to the extent that such provision in the “Description of the Notes” was intended to be a substantially verbatim recitation of a provision in this Supplemental Indenture, the Notes or the Subsidiary Guarantees, as set forth in an Officers’ Certificate;

(l)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date; and

(m)    to comply with the provisions of DTC or the Trustee with respect to the provisions in this Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in Notes.

SECTION 9.02    With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes, and, subject to Sections 508 and 513 of the Base Indenture) and any existing Default or Event of Default (other than a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provisions of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

It will not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. However, without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes the Holders of which must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(b)    reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(c)    reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to Section 3.04);

(d)    make any Notes payable in money other than that stated in the Notes;

(e)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payment of principal of, or interest or premium, if any, on the Notes on or after the due date thereof or to bring suit to enforce such payment;

(f)    change the price payable by the Company for Notes repurchased pursuant Section 4.10 or Section 4.13 or, after the occurrence of a Change of Control, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto;

(g)    waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes; provided that this clause (g) shall not limit the right of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described in Article FIVE of the Base Indenture;

(h)    release any Guarantor from any of its obligations under its Subsidiary Guarantee under this Indenture, except as permitted by this Indenture;

(i)    contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness; or

(j)    make any change in the preceding amendment and waiver provisions.

ARTICLE 10

GUARANTEES

SECTION 10.01    Guarantees.

Each Guarantor hereby agrees that Article THIRTEEN of the Base Indenture shall be applicable to the Notes.

SECTION 10.02    Release of Guarantor.

Sections 1304(i), (ii) and (iii) of the Base Indenture are deleted and replaced by the following pursuant to which the Guarantee of the Notes of any Restricted Subsidiary will be automatically and unconditionally released and discharged:

(i)    upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) or the sale or other disposition of all of the Capital Stock of that Guarantor, in each case in accordance with this Indenture, to any Person who is not (either before or after giving effect to the transaction) the Company or any Restricted Subsidiary;

(ii)    if such Guarantor merges with and into (i) the Company, with the Company surviving such merger or (ii) another Guarantor, with such other Guarantor surviving such merger;

(iii)    if such Guarantor is designated an Unrestricted Subsidiary in accordance with this Supplemental Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by this Indenture;

(iv)    if either Legal Defeasance or Covenant Defeasance occurs with respect to such Notes in compliance with Article 7 of this Supplemental Indenture or the Company’s obligations under this Indenture are discharged in accordance with the terms of Section 8.01;

(v)    if such Guarantor ceases to be a Wholly Owned Restricted Subsidiary and such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described in Section 4.15;

(vi)    if such Guarantor is released or discharged as or otherwise ceases to be (A) a guarantor or a borrower under the Credit Agreement or (B) a guarantor of any other Indebtedness of the Company or any of its Restricted Subsidiaries with a principal amount in excess of $20.0 million and, in each case, such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described in Section 4.15; or

(vii)    during any Covenant Suspension Period.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01    Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

SECTION 11.02    Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company or any Guarantor:

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Attention:             Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

Facsimile No.:     (708) 409-1062

With a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention:             Bruce A. Toth

Facsimile No.:     (312) 558-5700

If to the Trustee:

Wells Fargo Bank, National Association

Corporate, Trust Services

333 South Grand Avenue, Fifth Floor Suite 5A

MAC: N9300-060

Los Angeles, California 90071

Facsimile: 212-253-7598

The Company, Guarantors or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the security register for the Notes. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act § 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with Applicable Procedures.

The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by email, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company, the Guarantors or any Person. The Trustee shall have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Company or Guarantors; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company or Guarantors as a result of such reliance upon or compliance with such instructions or directions in good faith. The Company or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Paying Agent at the same time.

SECTION 11.03    Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Security Registrar and anyone else shall have the protection of Trust Indenture Act §312(c).

SECTION 11.04    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Trust Indenture Act § 314(a)(4)) shall comply with the provisions of Trust Indenture Act § 314(e) and shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Security Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, manager, member, employee, incorporator or stockholder of the Company, any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.08    Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES THEREOF OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.09    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10    Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12    Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 11.13    Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.15    Note Purchases by Company and Affiliates.

The Company and its Affiliates shall be permitted to purchase Notes, whether through private purchase, open market purchase, tender offer, or otherwise. Such purchase or acquisition shall not operate as or be deemed for any purpose to be a redemption of the Indebtedness represented by such Notes. Any Notes purchased or acquired by the Company may be delivered to the Trustee and, upon such delivery the Indebtedness represented thereby shall be deemed to be satisfied. The proviso to the definition of “Outstanding” in the Base Indenture shall be applicable to any Notes acquired by the Company and its Affiliates.

SECTION 11.16    U.S.A. Patriot Act

The Company and the Guarantors acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 11.17    Concerning the Trustee.

The Trustee makes no representations and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Indenture or this Supplemental Indenture, the Notes or the Subsidiary Guarantees or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors, and the Trustee assumes no responsibility for the same. The Trustee shall not be accountable for the Company’s use of the proceeds from the Notes. The Trustee shall not be responsible for the accuracy or completeness of any statement or recital or failure to disclose events that may have occurred and may affect the significance or accuracy of such information herein, in the Notes or in the Prospectus Supplement or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Subsidiary Guarantees. Neither the Trustee nor any paying agent shall be responsible for determining whether any Asset Sale has occurred and whether any Net Proceeds Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required. The Trustee shall not be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

[Signatures on following pages]

Dated as the date first written above.

COMPANY:

TREEHOUSE FOODS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP, Chief Administrative Officer and General Counsel

GUARANTORS:

BAY VALLEY FOODS, LLC

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP, General Counsel and Corporate Secretary

STURM FOODS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

S.T. SPECIALTY FOODS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

ASSOCIATED BRANDS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

[Signature Page to the Supplemental Indenture]

TREEHOUSE PRIVATE BRANDS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

LINETTE QUALITY CHOCOLATES, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

RALCORP FROZEN BAKERY PRODUCTS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

COTTAGE BAKERY, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

THE CARRIAGE HOUSE COMPANIES, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

AMERICAN ITALIAN PASTA COMPANY

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

[Signature Page to the Supplemental Indenture]

PROTENERGY HOLDINGS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

PROTENERGY NATURAL FOODS, INC.

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

TreeHouse Food Services, LLC

By:	/s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: EVP and Secretary

[Signature Page to the Supplemental Indenture]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to the Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

No.	$[ ]
CUSIP No. 89469AAD6
ISIN No. US89469AAD63

4.000% Senior Notes due 2028

TreeHouse Foods, Inc., a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars ($[        ]) on September 1, 2028.

Interest Payment Dates: March 1 and September 1, commencing March 1, 2021.

Record Dates: February 15 and August 15.

Additional provisions of this Note are set forth on the other side of this Note.

TREEHOUSE FOODS, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Global Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

[GLOBAL NOTE LEGEND]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAYBE REQUIRED PURSUANT TO SECTION 1107 OF THE BASE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1107 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAYBE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 310 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAYBE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF REVERSE SIDE OF NOTE]

4.000% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

TreeHouse Foods, Inc. (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on March 1 and September 1 of each year, or, if such date is not a Business Day, on the next succeeding Business Day without additional interest and with the same effect as if it were made on the originally scheduled date (each, an “Interest Payment Date”), commencing March 1, 2021.1 Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 9, 2020.2 Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes, subject to Applicable Procedures, and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its judgment), to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America at the time of payment is legal tender for payment of public and private debts. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

[1]	In the case of Notes issued on the Issue Date.
[2]	In the case of Notes issued on the Issue Date.

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the Trustee), will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to any holder. The Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of March 2, 2010 (the “Base Indenture”), as supplemented by that Twelfth Supplemental Indenture dated as of September 9, 2020 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. § § 77aaa-77bbbb) as in effect on the Issue Date (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall be entitled, subject to its compliance with Section 4.09 of the Supplemental Indenture, to issue Additional Notes pursuant to Section 2.03 of the Supplemental Indenture. The Initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number, but shall otherwise be treated as a single series with all other Notes issued under the Indenture.

5.	Optional Redemption

At any time prior to September 1, 2023, the Company may, at its option, redeem all or a part of the Notes (which includes Additional Notes, if any), at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after September 1, 2023, the Company may on any one or more occasions redeem all or a portion of the Notes at the Redemption Prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on September 1 on the years indicated below:

Year	Redemption Price
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

In addition, at any time on or prior to September 1, 2023, the Company shall be entitled at its option on one or more occasions to redeem Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued under the Supplemental Indenture (including Additional Notes, if any) at a Redemption Price of 104.000% of the principal amount, plus accrued and unpaid interest to the Redemption Date, with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that (1) at least 55% of such aggregate principal amount of Notes (including any Additional Notes) remains Outstanding immediately after the occurrence of each such redemption; and (2) each such redemption occurs within 120 days after the date of the closing of the related Equity Offering.

6.	[RESERVED]

7.	Notice of Redemption

Notice of redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 15 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at his or her registered address.

8.	Repurchase at Option of Holder

If a Change of Control occurs, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption). Within 30 days following the date upon which the Change of Control occurred, the Company must mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder that shall govern the terms of the Change of Control Offer and shall be in compliance with the Indenture. Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 principal and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date. In connection with any proposed exchange of a global note for a certificated note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its and the Guarantors’ obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then Outstanding Notes voting as a single class, and provisions of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then Outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder, the Indenture, the Subsidiary Guarantees or the Notes may be amended to, among other things, cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets; or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

13.	Defaults and Remedies

If any Event of Default (as defined in the Indenture), other than an Event of Default specified in clause (6) of Section 501 of the Base Indenture, as modified by Section 6.01 of the Supplemental Indenture, occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations, Holders of a majority in principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. If an Event of Default specified in clause (6) of Section 501 of the Base Indenture, as modified by Section 6.01 of the Supplemental Indenture, occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other fact on the part of the Trustee or any Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14.	Guarantee

The full and punctual payment by the Company of the principal of, premium, if any, and interest on the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16.	No Recourse Against Others

Any past, present, or future director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantors or the Trustee shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices, including notices of redemption, as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law; Waiver of Jury Trial

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE GUARANTEES HEREOF OR ANY TRANSACTION CONTEMPLATED HEREBY.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Attention:	Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Facsimile No.:	(708) 409-1062

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to either Section 4.10 or Section 4.13 of the Supplemental Indenture, as applicable, check the corresponding box:

Section 4.10 ☐	Section 4.13 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Supplemental Indenture, as applicable, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:

                                   (Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF NOTATION OF SUBSIDIARY GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in and subject to the provisions in the Indenture, dated as of March 2, 2010 (the “Base Indenture”), as supplemented by that Twelfth Supplemental Indenture dated as of September 9, 2020 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among TreeHouse Foods, Inc., as issuer (the “Company”), the Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the full and punctual payment of the principal of and interest on the Notes when due, whether at maturity, by acceleration, redemption or otherwise, and all other amounts due and payable under the Indenture and the Notes by the Company (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound hereunder notwithstanding any extension or renewal of any Guaranteed Obligation.

The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article THIRTEEN of the Base Indenture and Article 10 of the Supplemental Indenture and reference is hereby made such provisions for the precise terms of the Guarantee. Each Holder, by accepting the same agrees to and shall be bound by such provisions. This Guarantee is subject to release as and to the extent set forth in the Base Indenture and Sections 7.02, 8.01 and 10.02 of the Supplemental Indenture. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[GUARANTOR]

By:
Name:
Title:

12

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TREEHOUSE FOODS, INC., as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

4.000% SENIOR NOTES DUE 2028

[                ] SUPPLEMENTAL INDENTURE DATED AS OF

[                ], 20[                ]

TO THE INDENTURE DATED AS OF

March 2, 2010

13

This [                ] SUPPLEMENTAL INDENTURE, dated as of [                ], 20[                ] (this “Supplemental Indenture”), is by and among TreeHouse Foods, Inc., a Delaware corporation (such corporation and any successor as defined in the Base Indenture and herein, the “Company”), the existing Guarantors party to the Indenture (as defined below), [additional guarantor], a [jurisdiction] [type of entity] (the “Additional Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the existing Guarantors have previously executed and delivered an Indenture, dated as of March 2, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities, as amended and supplemented by a Twelfth Supplemental Indenture, dated as of September 9, 2020 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of the Company’s 4.000% Notes due 2028 (the “Notes”);

WHEREAS, Section 4.15 of the Twelfth Supplemental Indenture provides that in the event that any Domestic Subsidiary becomes a borrower under the Credit Agreement, then the Company shall cause such Domestic Subsidiary to simultaneously become a Guarantor of the Notes, in accordance with the terms of the Indenture;

WHEREAS, Section 9.01 of the Twelfth Supplemental Indenture provides that the Trustee may enter into an indenture supplemental to the Indenture, without the consent of the Holders, to add any Person as a Guarantor;

WHEREAS, the Additional Guarantor is entering into this Supplemental Indenture to add the Additional Guarantor as a Guarantor;

WHEREAS, the Indenture is incorporated herein by reference; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Additional Guarantor have been completed or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the existing Guarantors, the Additional Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions; Rules of Construction.

All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture. The words “herein,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

AGREEMENT TO GUARANTEE

Section 2.01    Agreement to Guarantee.

The Additional Guarantor hereby agrees to become a party to the Indenture as a Guarantor and shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Additional Guarantor agrees to be bound by all other provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Indenture Remains in Full Force and Effect.

Except as expressly amended and supplemented by this Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with its terms.

Section 3.02    Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.03    Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04    Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

2

Section 3.05    Table of Contents, Headings, Etc.

The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06    Jury Trial Waiver.

EACH OF THE COMPANY, THE EXISTING GUARANTORS, THE ADDITIONAL GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.07    Concerning the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Subsidiary Guarantee of the Additional Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Additional Guarantor. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

[signature pages follow]

3

SIGNATURES

Dated as the date first written above.

COMPANY:

TREEHOUSE FOODS, INC.

By:
Name:
Title:

B-1

GUARANTORS:

[EXISTING GUARANTORS]

By:
Name:
Title:

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

B-2

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-3